Exhibit 10.18
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
comScore Networks, Inc.
(Parent),
comScore Acquisition Holding Company
(Merger Sub),
Denaro and Associates, Inc. doing business as Q2 Brand Intelligence,
Inc.
(Company),
and Lawrence Denaro
(Sole Shareholder)
Dated as of July 28, 2004

CONTENTS

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Effective Time	2
1.3	Merger Consideration	5
1.4	Effect of the Merger	5
1.5	Articles of Incorporation and Bylaws; Directors and Officers	5
1.6	Company Capital Stock	6
1.7	No Further Ownership Rights in Company Common Stock	6
1.8	Tax Consequences	6
1.9	Exemption from Registration	7
1.10	Adjustment Amount	7
1.11	Contingent Merger Consideration	8
1.12	Stock Options for Designated Employees and Other Company Employees	10
1.13	Taking of Necessary Action; Further Action	11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
SOLE STOCKHOLDER		11
2.1	Organization and Qualification of the Company	11
2.2	Company Capital Structure	12
2.3	Subsidiaries	13
2.4	Authority	13
2.5	No Conflict	13
2.6	Consents	13
2.7	Company Financial Statements	14
2.8	No Undisclosed Liabilities	14
2.9	Tax and Other Returns and Reports	14
2.10	Restrictions on Business Activities	16
2.11	Title of Properties; Absence of Encumbrances	16
2.12	Intellectual Property	17
2.13	Agreements, Contracts and Commitments	18
2.14	Interested Party Transactions	20
2.15	Compliance with Laws	20
2.16	Governmental Authorization	20
2.17	Litigation	21
2.18	Bank Accounts; Accounts Receivable; Accounts Payable	21
2.19	Insurance	22
2.20	Minute Books and Records	22
2.21	Environmental Matters	22
2.22	Brokers’ and Finders’ Fees	23
2.23	Employee Matters and Benefit Plans	23
2.24	Major Customers	28

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2.25	Warranties; Indemnities	28
2.27	Complete Copies of Materials	29
2.28	Representations Complete	29

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SOLE SHAREHOLDER		29
3.1	Purchase Entirely for Own Account	29
3.2	Disclosure of Information	29
3.3	Investment Experience	30
3.4	Accredited Investor	30
3.5	Restricted Securities	30
3.6	Further Limitations on Disposition	30
3.7	Legends	30
3.8	Ownership of Company Common Stock	30
3.9	Authority	31
3.10	No Conflict	31

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		31
4.1	Organization, Standing and Power	31
4.2	Authority	32
4.3	Capital Structure; Parent Common Stock	32
4.4	Financial Information	33
4.5	Litigation	33
4.6	Compliance with Laws	34
4.7	Brokers’ and Finders’ Fees	34
4.9	Disclosure of Information; Investment Experience	34
4.10	No Undisclosed Liabilities	34
4.11	No Conflict	34
4.12	Tax Matters	35
4.13	Representations Complete	35

ARTICLE V ADDITIONAL AGREEMENTS		35
5.1	Confidentiality	35
5.2	Expenses	35
5.3	Reasonable Efforts	36
5.4	Additional Documents and Further Assurances	36
5.5	Tax Matters	36

ARTICLE VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		37
6.1	Survival of Representations and Warranties	37
6.2	Indemnification	38
6.3	Notice and Determination of Claims	39
6.4	Handling of Third-Party Claims	39

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6.5	Set-Off	40
6.6	Threshold and Limitations	41

ARTICLE VII GENERAL PROVISIONS		42
7.1	Notices	42
7.2	Amendment and Waiver	43
7.3	Interpretation	43
7.4	Counterparts	44
7.5	Entire Agreement; Assignment	44
7.6	Severability	44
7.7	Other Remedies	44
7.8	Governing Law	44
7.9	Waiver of Trial By Jury	45
7.10	Jurisdiction; Service of Process	45
7.11	Rules of Construction	45
7.12	Specific Performance	45

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EXHIBITS

Exhibit A	Denaro Employment Agreement

Exhibit B	Restricted Stock Agreement

Exhibit C	Reed Offer Letter

Exhibit D	Lynn Reed Waiver And Release

Exhibit E	Lynn Reed Option Cancellation Agreement

Exhibit F	Sole Shareholder Release

Exhibit G	Brad Bortner Waiver And Release

Exhibit H	Designated Employees

Exhibit I	Employment Nondisclosure, Assignment of Invention, and Noncompetition Agreement

Exhibit J	Opinion Letter From Perkins Coie

Exhibit K	Certificate of the Secretary of the Company

Exhibit L	FIRPTA Certificate

Exhibit M	Certificate of the Secretary of the Parent

Exhibit N	Certificate of the Secretary of the Merger Sub

Exhibit O	Shareholder Bank Account Information

Exhibit P	Opinion Letter From Wilson Sonsini

Exhibit Q	Working Capital Example

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
          This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 28, 2004 by and among comScore Networks, lnc., a Delaware corporation (“Parent”), comScore Acquisition Holding Company, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Denaro and Associates, Inc. doing business as Q2 Brand Intelligence, a Washington corporation (the “Company”), and Lawrence Denaro (the “Sole Shareholder”).
RECITALS
          A. Parent, Merger Sub and the Company intend to effect the transactions described in Section 1.1 below (the “Transactions”).
          B. This Agreement has been approved by the respective board of directors of Parent, Merger Sub and Company and by Sole Shareholder of Company.
          C. Pursuant to the Transactions, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company (“Company Capital Stock”) and all outstanding options, warrants and other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive the Merger Consideration (as defined in Section 1.3 below).
          D. The Company, Sole Shareholder, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Transactions.
          NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:
ARTICLE I
THE MERGER
1.1     The Merger
          At the Effective Time (as defined in Section 1.2 below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Corporate Law”) and the Washington Business Corporation Act (“Washington Law”). Merger Sub shall be merged with and into Company (the “First Merger”), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the First Merger is hereinafter sometimes referred to as the “First-Step Corporation.” As soon as practicable, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Corporate Law or the

Delaware Limited Liability Company Act (“Delaware LLC Law” and together with Delaware Corporate Law, “Delaware Law”) and Washington Law, and as part of a single overall transaction with the First Merger and pursuant to an integrated plan, the First-Step Corporation shall be merged with and into a wholly-owned subsidiary (which shall be a limited liability company) (“Newco”) of Parent (the “Second Merger”). with Newco continuing as the ultimate surviving entity (the First Merger and the Second Merger are referred to herein together as the “Merger”). Newco as the surviving entity after the Second Merger is hereinafter sometimes referred to as the “Surviving Entity.” Within three (3) business days after the Effective Time (as defined in Section 1.2 below) in order to consummate the Second Merger, Parent shall caused to be filed a Certificate of Merger (or like instrument) and the accompanying officers’ certificates with the Secretary of State of the State of Delaware and with the Secretary of State of the State of Washington, in accordance with the applicable provisions of Delaware Law and Washington Law.
1.2     Effective Time
          (a) Subject to the terms and conditions hereof, the closing of the First Merger (the “Closing”) shall be held at the offices of Parent, 11465 Sunset Hills Road, Suite 200, Reston, Virginia 20190, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a Certificate of Merger (or like instrument) and the accompanying officers’ certificates, each in the form reasonably satisfactory to Parent and Company, with the Secretary of State of the State of Delaware and with the Secretary of State of the State of Washington, in accordance with the applicable provisions of Delaware Law and Washington Law (the time of acceptance by both the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington of such filings shall be referred to herein as the “Effective Time”).
          (b) Subject to the terms and conditions hereof, at the Closing:
     (i) This Agreement and the Merger will have been approved and adopted by (A) the respective Boards of Directors of Company, Merger Sub and Parent; (B) by Sole Shareholder, and (C) by Parent as the sole stockholder of Merger Sub;
     ii) Company and Sole Shareholder will deliver to Parent the stock certificate(s) in the name of Sole Shareholder representing all of the shares of Company Capital Stock;
     (iii) Company will deliver to Parent the consents, approvals and waivers from third parties, governmental agencies and other parties set forth in Section 2.6 of the Company Disclosure Schedule;
     (iv) Sole Shareholder and Parent will have executed and delivered the Employment Agreement, in substantially the form attached hereto as Exhibit A (the “Denaro Employment Agreement”) and the restricted stock agreement (which includes a put right equal to $2.50 per share to be effective for a ninety day period beginning on the third anniversary of the Closing Date), in substantially the form attached hereto as Exhibit B (the “Restricted Stock Agreement”);
     (v) Lynn Reed and Parent will have executed and delivered the offer letter, in substantially the form attached hereto as Exhibit C and the waiver and release in substantially the form attached hereto as Exhibit D;
     (vi) Lynn Reed, the Company and Sole Shareholder will have entered into the Option Cancellation Agreement in substantially the form of Exhibit E hereto (the “Option Cancellation Agreement”);
     (vii) Sole Shareholder will have delivered the waiver and release, in the form attached hereto as Exhibit F (the “Release”);
     (viii) Brad Bortner will have executed and delivered the waiver and release, in substantially the form attached hereto as Exhibit G;
     (ix) Each of the employees of Company listed on Exhibit H hereto (the “Designated Employees”), will have entered into “at-will” employment or consulting arrangements with Parent and/or Surviving Entity, shall have agreed to be employees of, or consultants to Parent and/or Surviving Entity and shall be employees of the Company immediately prior to the Effective Time;
     (x) Each Designated Employee will have entered into the Parent’s standard employment nondisclosure, assignment of invention, and noncompetition agreement, in substantially the form attached hereto as Exhibit I;
     (xi) Company will deliver to Parent and Merger Sub (A) a copy of the articles of incorporation, including all amendments thereto, of the Company, certified by the Secretary of State of the State of Washington; and (B) a certificate, dated not more than five business days prior to the Closing Date, from the Secretary of State of the State of Washington to the effect that the Company is in good standing in such jurisdiction;
     (xii) Company will deliver to Parent and Merger Sub the written resignations of the officers and directors of the Company;
     (xiii) Company will have delivered to Parent and Merger Sub 2003 financial statements and written certification by Sole Shareholder reflecting that earnings before interest, tax depreciation and amortization, calculated in the same way, using the same accounting principles, practices, methodologies and policies, as used by the Company in preparing the Company Financials, was a minimum of $450,000, with adjustments as mutually agreed to by Company and Parent;

     (xiv) Company will use commercially reasonable efforts to obtain the consent of the other party to Contracts listed in Section 2.13(b) to the Company Disclosure Schedule that require such consent to assign such Contracts to Merger Sub;
     (xv) termination of Northwest Business Bank lien;
     (xvi) Company will deliver to Parent and Merger Sub an opinion letter from Perkins Coie, dated the Closing Date, in the form attached hereto as Exhibit J.
     (xvii) Company will deliver to Parent and Merger Sub a certificate of the Secretary of the Company, in the form attached hereto as Exhibit K, certifying as to certain corporate matters, together with all attachments thereto;
     (xviii) Company and Sole Shareholder will have satisfied and terminated the Promissory Note, dated December 23, 2003, with Northwest Business Bank, principal amount of $300,000.00, maturing December 26, 2005 and provide documentation to Parent and Merger Sub to that effect (the “Company Line of Credit”);
     (xix) Company and Sole Shareholder will have satisfied and terminated the lease, dated July 15, 2002, for the 2002 Mercedes S430, with Mercedes Benz of Bellevue, including any penalties related to early payoff, and provide documentation to Parent and Merger Sub to that effect (the “Mercedes Lease”);
     (xx) Company will deliver to Parent a properly executed statement in substantially the form of Exhibit L hereto for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3);
     (xxi) Parent and Merger Sub will deliver to Company and Sole Shareholder (A) a copy of the certificate of incorporation including all amendments thereto, .for each of the Parent and Merger Sub, respectively, certified by the Secretary of State of the State of Delaware; and (B) certificates, dated not more than five business days prior to the Closing Date, from the Secretary of State of the State of Delaware to the effect that the Parent and Merger Sub are is in good standing in such jurisdiction;
     (xxii) Parent and Merger Sub will deliver to Company and Sole Shareholder certificates of the Secretaries of the Parent and Merger Sub, in the forms attached hereto as Exhibit M and Exhibit N, respectively, certifying as to certain corporate matters, together with all attachments thereto;
     (xxiii) Parent and Merger Sub will issue the stock certificate in the name of Sole Shareholder in accordance with Sections 1.3(a) and 1.6 below; and

     (xxiv) Parent will pay the cash Merger Consideration (as defined below) set forth in Section 1.3(b) below to Sole Shareholder by wire transfer of immediately available funds to the bank account of Shareholder described on Exhibit O.
     (xxv) Parent will deliver to Parent and Merger Sub an opinion letter from Wilson, Sonsini Goodrich and Rosati, dated the Closing Date, in the form attached hereto as Exhibit P.
1.3     Merger Consideration
          The consideration to be paid to Sole Shareholder pursuant to the Merger (the “Merger Consideration”) shall be comprised of:
          (a) an aggregate of 1,060,000 shares of Common Stock of the Parent (“Parent Common Stock”) issued at Closing and as more fully described in Section 1.6 below;
          (b) $775,000 in cash subject to increase or reduction by the Adjustment Amount (as defined in Section 1.10 below) payable at Closing; and
          (c) the Contingent Merger Consideration (as defined in Section 1.11 below) payable as set forth in Section 1.11 below. All of the Merger Consideration shall be allocated to Sole Shareholder.
1.4      Effect of the Merger
          At the Effective Time, the effect of the First Merger shall be as provided by this Agreement and in the applicable provisions of Delaware Law and Washington Law.
1.5     Articles of Incorporation and Bylaws; Directors and Officers
          At the Effective Time:
          (a) The articles of incorporation of the Company immediately prior to the Effective Times shall be the articles of incorporation of the First-Step Corporation at the Effective Time until thereafter amended in accordance with Washington Law and as provided in such articles of incorporation.
          (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the First-Step Corporation at the Effective Time until thereafter amended in accordance with Washington Law and as provided in the articles of incorporation of the First-Step Corporation and such bylaws.
          (c) The directors and officers of Merger Sub immediately prior to the Effective Time shall become the officers and directors of the First-Step Corporation and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of First-Step Corporation.

1.6 Company Capital Stock
     At the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub, Company or Sole Shareholder:
     (a) Company Common Stock. Shares of Company Common Stock issued and outstanding immediately prior to the Effective Date and held by Sole Shareholder shall be cancelled and retired and cease to exist and be converted automatically into the right to receive the Merger Consideration.
     (b) Company Stock Options. The Company shall have caused any outstanding options, convertible securities, subscriptions or other commitments or rights of any nature to acquire any securities of the Company to be cancelled on or before the Closing Date.
     (c) Company Treasury Shares. Each share of Company Capital Stock held in Treasury of the Company immediately prior to the Effective Time shall be cancelled and retired and cease to exist.
     (d) Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the First-Step Corporation.
     (e) Surrender of Certificates. At the Closing, (a) Sole Shareholder and Company shall deliver to Parent and Merger Sub the stock certificate(s) representing all of the outstanding shares of Company Capital Stock and the stock certificate(s) so surrendered shall be cancelled and Parent and Merger Sub will deliver to Sole Shareholder a stock certificate representing an aggregate of 1,060,000 shares of Parent Common Stock.
1.7 No Further Ownership Rights in Company Common Stock
     All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.
1.8 Tax Consequences
     It is intended by the parties hereto that the First Merger and the Second Merger, taken together and pursuant to which Company shall be deemed merged into Parent for federal income tax purposes, shall constitute a reorganization within the meaning of Section 368(a)(I)(A) of the Code (as defined in Section 2.23(a)(ii) below). The parties agree to so treat the Merger for all Tax reporting purposes unless otherwise required by a contrary

“determination” within the meaning of Section 1313 of the Code. Each party has consulted with its own tax advisor with respect to the tax consequences of the Merger.
1.9 Exemption from Registration
     Assuming the accuracy of the representations by Sole Shareholder contained in Article III below, the shares of Parent Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(2) thereof.
1.10 Adjustment Amount
     (a) Within 30 days after the Closing Date, Parent shall deliver to Sole Shareholder a statement (the “Draft Closing Date Statement”) setting forth its calculation of the Company’s Working Capital as of the close of business on the Closing Date based on the Current Balance Sheet (as defined in Section 2.7 below) (the “Closing Working Capital”), determined in accordance with the accounting principles, practices, methodologies and policies used in preparation of the Company Financials (as defined in Section 2.7 below). The Draft Closing Date Statement shall become final and binding on the parties (the “Final Working Capital Statement”) upon the earliest of (i) the expiration of the 15 day period within which Sole Shareholder may notify Parent of any objections thereto if no notice of objection has been given, (ii) agreement between the Sole Shareholder and Parent that the Draft Working Capital Statement, together with any modifications thereto agreed between the Sole Shareholder and Parent in writing, constitutes the Final Working Capital Statement and (iii) the date of a binding court order pursuant to Section 7.10 with respect to the Final Working Capital Statement.
     (b) The Merger Consideration set forth in Section 1.3(b) above shall be either increased by the Adjustment Amount (as defined below) or decreased by the Adjustment Amount, as applicable. Within three business days after the Final Working Capital Statement has been finally determined in accordance herewith (i) if the Closing Working Capital reflected on the Final Working Capital Statement is more than the Target Working Capital, Parent shall pay to Sole Shareholder the Adjustment Amount for such excess, and (ii) if the Closing Working Capital reflected on the Final Working Capital Statement is less than the Target Working Capital, Sole Shareholder shall pay to Parent the Adjustment Amount for such shortfall. Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Sole Shareholder or Parent, as the case may be.
     (c) The term “Working Capital” means Current Assets minus Current Liabilities. The term “Current Assets” means the total current assets of the Company, and the term “Current Liabilities” means the accounts payable and other accrued expenses and deferred revenue of the Company, in each case calculated in the same way, using the same accounting principles, practices, methodologies and policies, as the line items comprising total current assets and accounts payable and other accrued expenses and deferred revenue, respectively, in the Company Financials as reflected on Exhibit Q hereto. The term “Target Working Capital” means $275,000. The term “Adjustment Amount” means the difference between the Closing Working Capital and the Target Working Capital.
1.11 Contingent Merger Consideration.
     (a) Sole Shareholder shall be entitled to receive up to an additional $600,000 in cash of Merger Consideration based on achievement of the Performance Criteria (set forth in Section 1.11(b) below) by Surviving Entity and Sole Shareholder over the two years immediately following the Effective Date (the “Contingent Merger Consideration”). A target of $300,000 of the Contingent Merger Consideration will be payable twelve (12) months following the Effective Time (“Year One”) and a target of $300,000 of the Contingent Merger Consideration will be payable twenty-four (24) months following the Effective Time (“Year Two”), both such payments shall be based on achievement of the Performance Criteria. The Contingent Merger Consideration consists of the Gross Revenue Consideration, the Gross Margin Consideration, and the Profit Margin Consideration (as defined in Section 1.11(b)).
     (b) For the purposes hereof, “Performance Criteria” shall mean:
     (i) Gross Revenue Consideration. Up to forty percent (40%) of the Contingent Merger Consideration (i.e., a target of $120,000 for each of Year One and Year Two, respectively) (the “Gross Revenue Consideration”) may be deemed earned if a minimum of 80% of each of the Surviving Entity Revenue Goal and the Other Gross Revenue Goal set forth herein are met as defined below. Up to fifty percent (50%) of the Gross Revenue Consideration (i.e., a target of $60,000 for each of Year One and Year Two, respectively) shall be based upon Surviving Entity achieving: (A) for Year One gross revenues (defined as revenue from the sale of any and all comScore products and services made by the Surviving Entity organizational unit) of $5,250,000; and (B) for Year Two, gross revenues of $5,500,000 (the “Surviving Entity Revenue Goal”). Up to another fifty percent (50%) of the Gross Revenue Consideration (i.e., a target of $60,000 for Year One and Year Two, respectively) shall be based on achievement of gross revenues as agreed to by Sole Shareholder and Parent (the “Other Gross Revenue Goal”); however, the percentage of the Gross Revenue Consideration attributable to the Surviving Entity Revenue Goal shall be proportionately reduced and the percentage of the Gross Revenue Consideration attributable to the Surviving Entity Revenue Goal shall be proportionately increased to the extent that the Surviving Entity Revenue Goals are assigned for less than twelve months in either of Year One or Year Two. For purposes of illustration only, if Other Gross Revenue Goals are assigned to Sole Shareholder six (6) months from the Effective Time, then for Year One, the Surviving Entity Revenue Goal shall account for up to seventy-five percent (75%) of the Gross Revenue Consideration and the Other Gross Revenue Goal shall account for up to twenty-five percent (25%) of the Gross Revenue Consideration and for Year Two the Surviving Entity Revenue Goal shall account for fifty percent (50%)

of the Gross Revenue Consideration and the Other Revenue Consideration shall account for fifty percent (50%) of the Gross Revenue Consideration, Payment under each goal shall be made in proportion to the percentage of the target earned but not to exceed $60,000 for Year One and Year Two, respectively (as proportionately adjusted based on the Other Revenue Goal criteria); provided that a minimum of 80% of the Surviving Entity Revenue Goal shall be required for the corresponding Gross Revenue Consideration to be deemed earned and a minimum of 80% of the Other Revenue Goal must be met shall be required for the corresponding Gross Revenue Consideration to be deemed earned. In the event that the gross revenues earned in Year One exceeds the Surviving Entity Revenue Goal or the Other Gross Revenue Goal, the excess shall be considered when calculating the results for Year Two Surviving Entity Revenue Goal or the Other Gross Revenue Goal; provided that the cumulative payout of Gross Revenue Consideration for Year One and Year Two, collectively, shall not exceed $240,000.
     (ii) Gross Margin of Surviving Entity. Up to forty percent (40%) of the Contingent Merger Consideration (i.e., a target of $120,000 for Year One and Year Two, respectively) (the “Gross Margin Consideration”) may be earned if the Surviving Entity achieves or exceeds: (A) for Year One, a gross margin percentage (defined as gross revenues less cost of goods sold divided by gross revenues) equal to the gross margin percentage of Company as of the Closing Date as reflected on the Company Financials (as defined in Section 2.7 below) (the “Year One Margin”) (currently estimated to be approximately sixty-two percent (62%)); and (B) for Year Two, a gross margin percentage equal to the Year One Margin plus two percent (2%). A minimum of 85% of the Gross Margin Goal shall be required for any payment of Gross Margin Consideration to be deemed earned. Sole Shareholder shall be entitled to a pro rated pay out of Gross Margin Consideration if achieved gross margins either exceed or do not meet the target gross margins set forth above; provided, that the cumulative payout of Gross Margin Consideration for Year One and for Year Two, collectively, shall not exceed $240,000.
     (iii) Operating Profit of Surviving Entity. Up to twenty percent (20%) of the Contingent Merger Consideration (i.e., a target of $60,000 for Year One and Year Two, respectively) (the “Profit Margin Consideration”) may be earned if the Surviving Entity achieves or exceeds: (A) for Year One, a profit margin (defined as (x) gross profit less all other expenses except for interest and taxes and excluding any allocation of Parent overhead divided by (y) gross revenues) of twelve percent (12%); and (B) for Year Two, total profit margin of fourteen percent (14%). A minimum of 85% of the profit margin targets above shall be required for any payment of Profit Margin Consideration to be deemed earned. Sole Shareholder shall be entitled to a pro rated pay out of Profit Margin Consideration if achieved operating profit either exceeds or does not meet the goal for the year; provided that the cumulative payout of Profit Margin Consideration for Year One and for Year Two, collectively, shall not exceed $120,000.

     (iv) For the purpose of computing the Performance Criteria, gross revenue, gross margin and operating profit shall be determined in accordance with the accounting principles, practices, methodologies and policies used in the preparation of the Company Financials. In addition, for purposes of calculation of both the gross margin under Section 1.11(b)(ii) and operating profit under Section 1.1l(b)(iii), gross revenues shall equal gross revenues as defined in Section 1.11(b)(i)(A).
     (v) The Performance Criteria shall be subject to review and mutually agreed adjustment as set forth in writing by Parent and Sole Shareholder twelve (12) months following the Effective Time.
     (c) The Contingent Merger Consideration shall be subject to acceleration and immediately and fully payable, to the extent not already earned and paid and regardless of whether otherwise earned, (i) on a Change of Control of Parent (as defined below) within twenty-four (24) months of the Effective Time; or (ii) if Parent or any successor terminates Sole Stockholder’s employment “without cause” within twenty-four (24) months of the Effective Time (as defined in the Denaro Employment Agreement). For the purposes hereof, “Change of Control of Parent” shall mean (i) the consummation of any transaction or series of related transactions (within any period of 90 consecutive days) (including without limitation any merger, consolidation or reorganization) involving the acquisition of beneficial ownership of, or power to vote, in excess of 50% or more of the outstanding voting shares of Parent by an acquiror or group of acquirors (except for a Change of Control as a result of an Initial Public Offering as defined in Parent’s certificate of incorporation); (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent; or (iii) the adoption of a plan relating to the liquidation or dissolution of Parent.
     (d) Parent shall use commercially reasonable efforts to allow the Surviving Entity to conduct its business in a manner that allows it to achieve the Performance Criteria.
     (e) Subject to Section 6.5 below, any amounts owed under this Section 1.11 shall be paid as soon as practicable after determination but in no event more than 45 days following the earlier of (i) an event causing acceleration under Section 1.11(c), or (ii) the second anniversary of the Effective Time
1.12 Stock Options for Designated Employees and Other Company Employees
     Within thirty (30) days of Closing, Parent will grant options, which will be “incentive stock options” (as defined under Section 422 Code) to the extent permitted under the Code, to purchase up to 267,500 shares of Parent Common Stock to the Designated Employees and other employees of Company to the extent each such employee accepts Parent’s offer of employment, in the amounts set forth on Exhibit H hereto, subject to the terms and conditions of Parent’s 1999 Stock Plan and related stock option agreement and at an exercise price equal to the fair market value of such stock on the date of grant, as determined by Parent’s Board of Directors, in its sole discretion. The shares governed by such options shall vest in equal monthly installments over four (4) years, beginning one month after the optionee’s employment start date (e.g., 1/ 48th of the option shares shall vest two months after the optionee’s employment start), provided that the optionee is still employed by Parent on such vesting dates.
1.13 Taking of Necessary Action; Further Action
     If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of Company, Parent and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE SOLE STOCKHOLDER
     The Company and Sole Shareholder hereby jointly and severally represent and warrant to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company and Sole Shareholder to Parent and Merger Sub (the “Company Disclosure Schedule”) and dated as of the date hereof, that on the date hereof and as of the Effective Time as though made at the Effective Time as follows (except that the representations and warranties made as of a specified date will be true and correct as of such date):
2.1 Organization and Qualification of the Company
     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The Company has the corporate power to own, use, license and lease its properties and assets, and to carry on its business as now being conducted and as currently proposed to be conducted after the Effective Time. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), or results of operations of the Company (hereinafter referred to as a “Material Adverse Effect”). The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent. Section 2.1 of the Company Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any name other than “Denaro and Associates, Inc.”,“Q2 Brand Intelligence”, “Q2 Brand”, “Q2 Intelligence”, “Q2” or some derivative thereof.
2.2 Company Capital Structure
     (a) The authorized Company Capital Stock consists of 400,000 (200,000 Class A and 200,000 Class B) shares of authorized Common Stock of which 80,000 (80,000 Class A and no Class B) shares are issued and outstanding as of the date hereof. The Company has no other capital stock authorized, issued or outstanding. All outstanding shares of Company Capital Stock are held by Sole Shareholder and are duly authorized, validly issued, fully paid and non-assessable, are free of Encumbrances (as defined in Section 2.1 l(a) below) created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company or Sole Shareholder is a party or by which it or he is bound, and have been issued in compliance with all applicable federal, state and foreign securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.
     (b) Except for the Denaro & Associates, Inc. 2000 Stock Incentive Plan (the “Company Option Plan”), the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 50,000 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Company Option Plan, of which no shares have been issued upon exercise of awards granted under the Company Option Plan, no shares are subject to outstanding, unexercised options and shares remain available for future grant. Any options previously issued under the Company Option Plan have been validly terminated and were originally issued in compliance with all applicable federal, state and foreign securities laws. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.
     (c) Except for the repurchase of all of the shares of Company Capital Stock held by Michael Murphy as further described in Section 2.2(c) of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reaquired by the Company were reacquired in compliance with all requirements set forth in applicable restricted stock purchase agreements and other applicable contracts.

2.3 Subsidiaries
     The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.
2.4 Authority
     The Company has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company and by Sole Shareholder. This Agreement and any Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable in accordance with their respective terms. The “Related Agreements” shall mean all such ancillary agreements to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, the Release, the Denaro Employment Agreement and the Restricted Stock Agreement.
2.5 No Conflict
     The execution and delivery of this Agreement and any Related Agreements to which the Company is a party do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation and Bylaws of the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its respective properties or assets (any such event, a “Conflict”).
2.6 Consents
     No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company or Sole Shareholder in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company or Sole Shareholder is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington.
2.7 Company Financial Statements
     Section 2.7 of the Company Disclosure Schedule sets forth (i) the Company’s unaudited balance sheet as of December 31, 2003 and the related unaudited statement of income for the twelve-month period then ended; and (ii) the Company’s unaudited balance sheet as of the Closing Date (the “Current Balance Sheet”) and the related unaudited statement of income for the period January 1, 2004 through the Closing Date (collectively, the “Company Financials”). The Company Financials are true and correct in all material respects, present fairly the financial condition and operating results of the Company, and have been prepared reasonably and on a consistent basis using the same accounting principles, practices, methodologies and policies for and throughout the periods indicated therein (subject to normal year-end adjustments, which will not be material in amount or significance in any individual case or in the aggregate).
2.8 No Undisclosed Liabilities
     The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with United States generally accepted accounting principles (“GAAP”)), which individually or in the aggregate, exceeds $10,000 in value and either (a) has not been reflected in the Current Balance Sheet or (b) will not be reflected in the Final Working Capital Statement.
2.9 Tax and Other Returns and Reports
     (a) Definition of Taxes. For the purposes of this Agreement, “Tax” or, collectively, “Taxes”, means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Company has timely filed all Tax returns (“Returns” or “Tax Returns”), estimates, information statements and reports required to be filed by or on behalf of the Company, and such Returns are true and correct in all material respects and completed in accordance with applicable law. Company has timely paid all Taxes it is required to pay. Company has not been advised (i) that any of its Tax Returns have been or are being audited as of the date hereof, nor has the Company been notified of any request for such audit or other examination, or (ii) of any deficiency in assessment or proposed judgment to its Taxes. Company has no knowledge of any liability of any Tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. The Company has made available to Parent copies of all Tax Returns for all periods since 2001.
     (c) The provision made for Taxes on the Company Balance Sheet is sufficient for the payment of all Taxes and assessments, whether or not disputed at the time of the Company Balance Sheet Date, and for all years and periods prior thereto. Since the Company Balance Sheet Date and unless otherwise reflected on the Final Working Capital Statement, Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company. Company has duly withheld and paid all Taxes that it is required to withhold and pay relating to salaries, wages and other compensation, remuneration or benefits paid to the employees of Company and has timely paid over any withheld amounts to the appropriate taxing authority. There are no claims or assessments pending with respect to any Return for any alleged Tax deficiency relating to Company’s business and no material Tax issue has been raised by any taxing authority or representative thereof with respect to any such Return.
     (d) Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and for state law purposes (except in those states that do not recognize S corporation status) at all times since incorporation and as filed all forms and taken all actions necessary to maintain such status. Neither Company nor Sole Shareholder, or any other previous stockholder of the Company, has taken any action prior to the Closing Date that could cause Company to lose such status as an S corporation. Company has not, since inception, (i) acquired assets from another corporation in a transaction in which Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.
     (e) No claim has ever been made by an authority in a jurisdiction where Company does not file Returns that it is or may be subject to taxation by that jurisdiction.
     (f) There are (and immediately following the Effective Time there will be) no Encumbrance on the assets of Company relating to or attributable to Taxes. There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Encumbrance for Taxes on the assets of Company.

     (g) Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.601l-4(b)(2).
2.10 Restrictions on Business Activities
     There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may have the effect of materially prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
2.11 Title of Properties; Absence of Encumbrances
     (a) For the purposes of this Agreement, “Encumbrance,” or collectively “Encumbrances,” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than liens for Taxes not yet due and payable or restrictions on transfers arising under federal or state securities laws.
     (b) The Company owns no real property, nor has it ever owned any real property. Section 2.11(b) of the Company Disclosure Schedule sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and the Company is not, under any of such leases, in any existing default or an event of default (or event which with notice or lapse of time, or both, would constitute a default) nor, to the knowledge of the Company, is the landlord in any such existing default or an event of default. All of the real property currently leased by the Company is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the business as presently conducted.
     (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Current Balance Sheet and except for Encumbrances for Taxes not yet due and payable and such imperfections of title and Encumbrances, if any, which, individually or in the aggregate, are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.
     (d) Section 2.11(d) of the Company Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company and such Equipment is (i) sufficient for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
2.12 Intellectual Property
     (a) Section 2.12(a) of the Company Disclosure Schedule contains an accurate and complete list of all registered Company patents, trademarks, service marks, trade names, and copyrights, if any. To the knowledge of the Company, Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes (collectively, “Intellectual Property Rights”) necessary for its business as now conducted, without any infringement of the rights of others. The Company is not a party to outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Company bound by or a party to any options, licenses or agreements of any kind with respect to Intellectual Property Rights of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.
     (b) Company has not received any communication alleging that Company has violated or, by conducting its business as presently conducted or as presently proposed to be conducted, would violate any of the Intellectual Property Rights of any other person or entity. Company has no knowledge that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Company or that would conflict with Company’s business as presently conducted or as presently proposed to be conducted.
     (c) To the Company’s knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of Company’s business by the employees of Company, nor the conduct of Company’s business as presently conducted or as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. To the knowledge of the Company, it does not utilize in its business as presently conducted nor as presently proposed to be conducted, any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Company, except for inventions, trade secrets or proprietary information that have been assigned to Company.

     (d) The Company has no knowledge that the Company Intellectual Property Rights are invalid or unenforceable.
     (e) To the knowledge of the Company all of the Company’s Intellectual Property Rights will be fully transferable, alienable or licensable by the Surviving Entity and/or Parent without restriction and without payment of any kind to any third party.
     (f) Each of the Company’s Intellectual Property Rights is free of and clear of any Encumbrances, except for non-exclusive licenses granted to customers in the ordinary course of business.
     (g) To the knowledge of the Company, no person is infringing or misappropriating any of the Company’s Intellectual Property Rights.
     (h) The Company has taken all steps that are reasonably required to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has and enforces a policy requiring each employee and consultant of the Company to execute a proprietary information and inventions assignment agreement in the form provided to Parent, and all current and former employees and consultants of Company who have created or modified any of the Company’s intellectual property have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Company’s Intellectual Property Rights to the Company.
2.13 Agreements, Contracts and Commitments
     (a) Except as set forth in Schedule 2.13(a), the Company does not have, is not a party to, nor is it bound by:
     (i) any collective bargaining agreements;
     (ii) any agreements or arrangements that contain any change of control or severance pay or post-employment liabilities or obligations;
     (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;
     (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;
     (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
     (vi) any fidelity or surety bond or completion bond;
     (vii) any lease of personal property having a value individually in excess of $10,000;
     (viii) any agreement of indemnification or guaranty;
     (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;
     (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $20,000, either individually or in the aggregate;
     (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
     (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;
     (xiii) any purchase order or contract for the purchase of materials involving $25,000 or more, either individually or in the aggregate;
     (xiv) any construction contracts;
     (xv) any distribution, joint marketing or development agreement; or
     (xvi) any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.
     (b) Section 2.13(b) of the Company Disclosure Schedule contains a complete and accurate list, and Company has delivered to Parent true and complete copies of each material agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it is bound (each, a “Contract” and collectively, the “Contracts”). The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract, nor do the Company or Sole Shareholder have knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Section 2.13(b) of the Company Disclosure Schedule also denotes each Contract that needs consent from the other party thereto to assign such Contract to Merger Sub. Section 2.13(b) of the Company Disclosure Schedule also denotes each Contract with obligations that will need to be fulfilled by the Surviving Entity after the Effective Time with a description of the remaining obligations under such Contracts. Each Contract is a valid and binding agreement of the Company, is in full force and effect, and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification after the Closing.
2.14 Interested Party Transactions
     No officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or intellectual property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services or (iii) a beneficial interest in any Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 2.14.
2.15 Compliance with Laws
     The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable foreign, federal, state or local statute, law or regulation, except where failure to comply would not have a Material Adverse Effect.
2.16 Governmental Authorization
     Section 2.16 of the Company Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of their properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, except where failure to comply would not have a Material Adverse Effect.

2.17 Litigation
     (a) Section 2.17(a) of the Company Disclosure Schedule sets forth, with respect to any pending or threatened action, suit, proceeding or investigation the Company has notice of, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. Other than as disclosed in Section 2.17(a) of the Company Disclosure Schedule, there is no action, suit or proceeding of any nature pending or to the Company’s knowledge, threatened against the Company, its assets or properties or any of its officers or directors, in their respective capacities as such; and the Company does not have any knowledge of any facts or circumstances that would reasonably be expected to give rise to any successful action or proceeding against, relating to, or affecting the Company or any of its assets or properties. To the Company’s knowledge, there is no investigation pending or threatened against the Company, its assets or properties or any of its officers or directors, in their respective capacities as such, by or before any Governmental Entity. To the Company’s knowledge, no Governmental Entity has at any time challenged or questioned the legal right of the Company to engage in its business as presently conducted or to manufacture, offer or sell any of its products in the present manner or style thereof.
     (b) Prior to the execution of this Agreement, the Company has delivered to Parent all responses of counsel for the Company to auditors’ requests for information (together with any updates provided by such counsel) regarding actions or proceedings pending or threatened against, relating to or affecting the Company.
2.18 Bank Accounts; Accounts Receivable; Accounts Payable
     (a) Section 2.18(a) of the Company Disclosure Schedule provides the account number, bank, and authorized signators with respect to each account maintained by or for the benefit of Company at any bank or other financial institution.
     (b) Section 2.18(b) of the Company Disclosure Schedule contains an accurate and complete list of all accounts receivable of the Company (“Accounts Receivable”) as of the Effective Time along with a range of days elapsed since invoice. Except as reflected in the Current Balance Sheet or the Final Working Capital Statement, all Accounts Receivable of the Company arose from bona fide sales transactions in the ordinary course of business and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No person has any Encumbrance on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.
     (c) Section 2.18(c) of the Company Disclosure Schedule contains an accurate and complete list of all accounts payable of the Company as of the Effective Time.

2.19 Insurance
     Section 2.19 of the Company Disclosure Schedule contains an accurate summary of the insurance policies currently maintained by the Company. The Company has obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, which (i) in light of the business, operations, assets and properties of the Company, are to the Company’s knowledge reasonable and customary, both in scope and amount of coverage, for persons engaged in similar businesses and operations and having similar assets and properties and (ii) are, both in scope and amount of coverage, as required by any Contract to which the Company is a party or by which any of its assets or properties is bound. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has not received notice of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance coverage provided by the policies set forth in Section 2.19 of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Related Agreements.
2.20 Minute Books and Records
     (a) The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.
     (b) The Company has delivered to Parent for examination the following: (i) copies of its charter documents; and (ii) a stock ledger and journal reflecting all issuances and transfers of Company Capital Stock.
2.21 Environmental Matters
     (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released to the environment any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in violation of any applicable law, as a result of the deliberate actions of the Company, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.
     (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any applicable law or regulation in effect on or before the Closing Date, and the Company has not disposed of, transported, sold, or manufactured any product containing a Hazardous Material in violation of any applicable law or regulation in effect on or before the Closing Date (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”).
     (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.
     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company.
2.22 Brokers’ and Finders’ Fees
     The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
2.23 Employee Matters and Benefit Plans
     (a) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.23(a)(i) below (which definition shall apply only to this Section 2.23), for purposes of this Agreement, the following terms shall have the meanings set forth below:
     (i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;
     (ii) “Code” shall mean the Internal Revenue Code of 1986, as amended;

     (iii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;
     (iv) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;
     (v) “DOL” shall mean the United States Department of Labor;
     (vi) “Employee” shall mean any current or former employee, consultant or director of the Company or any Affiliate;
     (vii) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;
     (viii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;
     (ix) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;
     (x) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any material liability, for the benefit of Employees who perform services outside the United States;
     (xi) “IRS” shall mean the Internal Revenue Service;
     (xii) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 4001(a) (3) of ERISA; and
     (xiii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Section 2.23(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement or to modify any existing Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement, in each case as previously disclosed in writing, to the requirements of any applicable law or as required by this Agreement).
     (c) Documents. The Company has provided to Parent (i) correct and complete copies of each Company Employee Plan and each Employee Agreement as currently in effect including (without limitation) all material amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting, if any, of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination, opinion, notification and advisory letter, if any, issued by the IRS with respect to any Company Employee Plan intended to be qualified under Section 401(a) of the Code; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, trust agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events occurring since the end of the most recent fiscal year included in the Company Financials which would result in any material liability to the Company; (ix) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan; (x) samples of all COBRA administration forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; and (xii) all discrimination tests for each Company Employee Plan for the most recent plan year.
     (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code has received or relies on a favorable determination, opinion, notification or advisory letter from the IRS with respect to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation (or has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS); (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA (or an exemption issued thereunder) has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Parent or Surviving Entity (other than ordinary administration and termination expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has satisfied all overdue liabilities, including any fines and/or penalties owing to the IRS under the Q2 Retirement Savings Plan (Money Purchase Plan) and the Q2 Retirement Savings Plan (401(k) Profit Sharing Plan) and has timely made all contributions and other payments required by and due from it under the terms of each Company Employee Plan. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the knowledge of Company, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.
     (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan (within the meaning of Section 413 of the Code).
     (f) No Self-Insured Plans. Neither the Company nor any Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides welfare benefits (within the meaning of Section 3(1) of ERISA) to Employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies) and with respect to which it has any on-going liability.
     (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits(within the meaning of Section 3(1) of ERISA) to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefit, except to the extent required by statute.

     (h) COBRA etc. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women’s Heath and Cancer Rights Act, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.
     (i) Effect of Transaction.
     (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
     (ii) No payment or benefit which has been, will be, or may be made by the Company or its Affiliates under any Company Employee Plan or Employee Agreement with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (A)(ii) thereof).
     (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. The Company has no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
     (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not have any knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
     (l) International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.
2.24 Major Customers
     Section 2.24 of the Company Disclosure Schedule identifies, and provides a break down of the revenues received from each customer or other person or entity that accounted for more than $100,000 of the gross revenues of the Company since January 1, 2004 (the “Major Customers”). The Company has not received any notice (written or oral) from any Major Customer stating that such Customer will (i) cease doing business with the Company or (ii) significantly reduce the volume of its business with the Company. To the knowledge of the Company, none of the Major Customers listed on Section 2.24 of the Company Disclosure Schedule is threatened with bankruptcy or insolvency.
2.25 Warranties; Indemnities.
     The Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company.
2.26 Certain Obligations. Company and/or Sole Shareholder have satisfied and terminated the Company Line of Credit and the Mercedes Lease.

2.27 Complete Copies of Materials. The Company has delivered or made available accurate and complete copies of each document (or summaries of same, if such summaries are deemed acceptable by Parent) that has been requested by Parent or its counsel.
2.28 Representations CompleteSole Stockholder does not know, nor reasonably should know, of any event that could reasonably (as of the date of this Agreement) be expected to have a material adverse effect of $250,000 or more on the Parent that has not been disclosed in the Company Disclosure Schedule.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
SOLE SHAREHOLDER
     The Sole Shareholder hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Sole Shareholder to Parent and Merger Sub (the “Sole Shareholder Disclosure Schedule”) and dated as of the date hereof, that on the date hereof and as of the Effective Time as though made at the Effective Time as follows (except that the representations and warranties made as of a specified date will be true and correct as of such date):
3.1 Purchase Entirely for Own Account
     That the shares of Parent Common Stock to be received by Sole Shareholder, the stock options provided in the Employee Agreement and related documents thereto and the Common Stock issuable upon exercise of such options (collectively, the “Securities”) will be acquired for investment for Sole Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Sole Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Sole Shareholder further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.
3.2 Disclosure of Information
     Sole Shareholder has had an opportunity to ask questions and receive answers from Parent and Merger Sub regarding the terms and conditions of the Merger and the business, properties, prospects and financial condition of Parent. The Sole Shareholder understands that an investment in the Securities may involve a high degree of risk. The Sole Shareholder has sought such accounting, legal and tax advice as he has considered necessary to make any informed investment decision with respect to his acquisition of the Securities.

3.3 Investment Experience
     Sole Shareholder acknowledges that he is able to fend for himself, can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Securities.
3.4 Accredited Investor
     Sole Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.
3.5 Restricted Securities
     Sole Shareholder understands that the Securities he is receiving are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Act, only in certain limited circumstances. In addition, Sole Shareholder understands the resale limitations imposed by Rule 144A of the Securities Act and otherwise by the Securities Act. Sole Shareholder understands that no public market presently exists for the Securities, and that there are no assurances that any such market will be created.
3.6 Further Limitations on Disposition
     Without in any way limiting the above, Sole Shareholder further agrees not to make any disposition of all or any portion of the Securities except in compliance with the Restricted Stock Agreement.
3.7 Legends
     The certificate or certificates evidencing the Securities to be issued by Parent to Sole Shareholder shall bear appropriate legends, as determined by the Parent.
3.8 Ownership of Company Common Stock
     The Sole Shareholder is the sole record and beneficial owner of the Company Common Stock. Such Company Common Stock is not subject to any Encumbrances or to any rights of first refusal of any kind, and Sole Shareholder has not granted any rights to purchase such Company Common Stock to any other person or entity. The Sole Shareholder has the sole right to transfer such Company Common Stock under this Agreement.

3.9 Authority
     The Sole Shareholder has the legal capacity to enter into this Agreement and any Related Agreement to which he is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which Sole Shareholder is a party has been duly executed and delivered by Sole Shareholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Sole Shareholder, enforceable against each such party in accordance with their respective terms.
3.10 No Conflict
     The execution and delivery by Sole Shareholder of this Agreement and any Related Agreement to which he is a party and the consummation of the transactions contemplated hereby and thereby will not, conflict with (a) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Sole Shareholder or any of his assets or properties is subject, or (b) any law or order applicable to Sole Shareholder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB
     Each of the Parent and Merger Sub jointly and severally represents and warrants to Company and Sole Shareholder subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Parent to the Company (the “Parent Disclosure Schedule”) and dated as of the date hereof, that on the date hereof and as of the Effective Time as though made at the Effective Time, as follows (except that the representations and warranties made as of a specified date will be true and correct as of such date):
4.1 Organization, Standing and Power
     Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; it was formed solely to effect the Merger and it has no assets or liabilities and has never conducted any business other than in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

4.2 Authority
     Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and each of the Related Agreements to which they are a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Related Agreements to which either Parent and Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement and each of the Related Agreements to which either Parent or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub, as appropriate, and constitute the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms.
4.3 Capital Structure; Parent Common Stock
     (a) The authorized capital stock of Parent as of the date hereof is as follows:
     (i) 73,673,224 shares of Preferred Stock, (A) 9,187,500 of which have been designated Series A Preferred, all of which are issued and outstanding, (B) 3,535,486 of which have been designated Series B Preferred Stock, 3,479,241 of which are issued and outstanding, (C) 13,355,052 of which have been designated Series C Preferred Stock, 13,236,018 of which are issued and outstanding, (D) 357,144 of which have been designated Series C-l Preferred Stock, all of which are issued and outstanding, (E) 22,238,042 of which have been designated Series D Preferred Stock, 21,564,020 of which are issued and outstanding, and (F) 25,000,000 of which have been designated Series E Preferred Stock, 24,005,548 of which are issued and outstanding
     (ii) 125,000,000 shares of Common Stock, of which [13,207,036]1 shares are issued and outstanding.
     (iii) Parent has reserved (A) 10,683,140 shares of Common Stock for issuance upon the conversion of the Series A Preferred, (B) 7,013,717 shares of Common Stock for issuance upon the conversion of the Series B Preferred and the Series B Preferred issuable upon exercise of outstanding warrants, (C) 20,116,886 shares of Common Stock for issuance upon the conversion of the Series C Preferred and the Series C Preferred issuable upon exercise of outstanding warrants, (D) 423,730 shares of Common Stock for issuance upon the conversion of the Series C-l Preferred, (E) 24,462,803 shares of Common Stock for issuance upon the conversion of the Series D Preferred and the Series D Preferred issuable upon exercise of outstanding warrants, (F) 24,005,548 shares of Common Stock for issuance upon the conversion of the Series E Preferred, (G) 19,760,284 shares of its

[1]	To be updated immediately prior to Closing

Common Stock for issuance pursuant to the Company’s 1999 Stock Option Plan, of which options to purchase approximately [17,434,000]2 shares have been granted and are outstanding, (H) 56,245 shares of Series B Preferred for issuance pursuant to outstanding warrants, (I) 61,765 shares of Series C Preferred for issuance pursuant to outstanding warrants, (J) 190,363 shares of Series D Preferred for issuance pursuant to outstanding warrants and (K) 242,100 shares of Common Stock for issuance pursuant to outstanding warrants.
     (iv) All issued and outstanding shares of Parent have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
     (b) The Parent Common Stock to be issued to the Sole Shareholder pursuant to this Agreement will be upon issuance duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances, and not subject to of issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law or Parent’s certificate of incorporation.
4.4 Financial Information
     Parent has provided to Company and Sole Shareholder the audited consolidated and consolidating balance sheet and statements of income and cash flows for the year ended on January 31, 2003, and the unaudited consolidated and consolidating balance sheet and statement of income for the year ended on January 31, 2004 and unaudited balance sheet (the “May 31 Parent Balance Sheet”) and statement of income for the period ended May 31, 2004 (collectively, the “Parent Financial Statements”). The Parent Financial Statements are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except the unaudited financial statements are subject to the absence of footnotes otherwise required. The Parent Financial Statements present fairly the financial condition and operating results of Parent as of the dates and for the periods indicated therein, except for normal year-end adjustments, which will not be material in amount or significance. Parent maintains a standard system of accounting established and administered in accordance with GAAP.
4.5 Litigation
     There is no litigation, action, suit, proceeding of any nature or governmental investigation pending or, to the knowledge of Parent, threatened against Parent or affecting any of Parent’s properties or assets or any of its officers or directors, in their respective capacities as such and to the Parent’s knowledge, there is no investigation pending or

[2]	To be updated immediately prior to Closing

threatened against the Parent, its assets or properties or any of its officers or directors, in their respective capacities as such, by or before any Governmental Entity that would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), or results of operations of Parent. To Parent’s knowledge, no Governmental Entity has at any time challenged or questioned the legal right of Parent to engage in its business as presently conducted or to manufacture, offer or sell any of its products in the present manner or style thereof.
4.6 Compliance with Laws
     Parent has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable foreign, federal, state or local statute, law or regulation, except where failure to comply would not have a Material Adverse Effect.
4.7 Brokers’ and Finders’ Fees
     Neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
4.9 Disclosure of Information; Investment Experience
     Parent and Merger Sub have had an opportunity to ask questions and receive answers from Company and Sole Shareholder regarding the terms and conditions of the Merger and the business, properties, prospects and financial condition of the Company. Parent and Merger Sub acknowledge that they are able to fend for themselves, can bear the economic risk of this investment, and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the investment in the Securities.
4.10 No Undisclosed Liabilities
     Parent and Merger Sub do not have any liabilities, indebtedness, obligations, expenses, claims, deficiencies, guaranties or endorsements of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, exceeds $250,000 in value and has not been reflected in the May 31 Parent Balance Sheet.
4.11 No Conflict
     The execution and delivery of this Agreement and any Related Agreements to which the Parent and Merger Sub are a party do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation and Bylaws of the Parent

or Merger Sub, (ii)any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Parent or Merger Sub or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or Merger Sub or their respective properties or assets.
4.12 Tax Matters
     The sole member of Newco shall at all times up to the Second Merger be Parent. Newco will be “disregarded as an entity” separate from Parent within the meaning of Treasury Regulations Section 1.7701-3(a).
4.13 Representations CompleteParent does not know, nor reasonably should know, of any event that could reasonably (as of the date of this Agreement) be expected to have a material adverse effect of $250,000 or more on the Parent that has not been disclosed in the Parent Disclosure Schedule.
ARTICLE V
ADDITIONAL AGREEMENTS
5.1 Confidentiality
     Each of the parties hereto hereby agrees that the information or knowledge obtained in any investigation related to this transaction, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by Part Two, Section 4 (the “Confidentiality Provision”) of the letter agreement, dated May 12, 2004, among the Company, Sole Shareholder and the Parent (the “Letter of Intent”), which Confidentiality Provision shall continue in full force and effect in accordance with its terms. The terms and conditions of this Agreement and the Related Agreements shall be considered Confidential Information thereunder.
5.2 Expenses
     (a) Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.
     (b) Any and all Third Party Expenses incurred by Company that are not paid by Company immediately prior to Closing shall be the obligation of Sole Shareholder and shall not be reflected as liabilities on the Draft Closing Working Capital Statement or Final Working Capital Statement or otherwise increase or reduce the Adjustment Amount (the “Sole Shareholder Assumed Expenses”).

5.3 Reasonable Efforts
     Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that neither party shall be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.
5.4 Additional Documents and Further Assurances
     Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
5.5 Tax Matters
     (a) Maintenance of S Corporation Status. Company shall be a valid electing S corporation (within the meaning of Sections 1361 and 1362 of the Code and for state Tax law purposes) up to and including the Closing Date. Company and Sole Shareholder shall take all necessary actions, and shall not omit to take any action, which action or omission could result in Company’s loss of S Corporation status prior to the Closing.
     (b) Preparation of Returns: Periods Ending on or Before the Closing Date. The Sole Shareholder shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company relating to state or federal income Tax that include any period ending on or prior to the Closing and that are required to be filed after the Closing Date. Such Returns shall be prepared in accordance with applicable law and past practices consistently applied and shall be subject to the review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Such Returns, in substantially final form, shall be provided to Parent at least 30 days prior to filing of such Returns.
     (c) Liability for Pre-Closing Taxes. The Sole Shareholder shall be liable for all Taxes payable by the Company or relating to its operations and attributable to any taxable period or portion of a period that begins on or before the Closing Date and ends on or before the Closing Date except to the extent such Taxes are reflected on the Final Closing Statement.

     (d) Liability for Post-Closing Taxes. Parent shall be liable for all Taxes payable by the Company or relating to its operations and attributable to any taxable period or portion of a period beginning after the Closing Date.
     (e) Cooperation on Tax Matters.
     (i) Parent, Company and Sole Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns pursuant to this Section 5.5 and any audit, litigation or other proceeding with respect to Taxes of Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis. Parent and Company agree that Company will to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Sole Shareholder, any extensions thereof) of the respective taxable periods.
     (ii) Each of Parent, Company and Sole Shareholder further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessaryto mitigate, reduce or eliminate any Tax that could be imposed.
     (f) The Tax Returns for the taxable year of the Company that ends on the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76; provided, however, that no election shall be made under paragraph (b)(2)(ii)(D) thereof, and the parties will treat the taxable year of the Company as ending for income tax purposes at the end of the Closing Date.
ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION
6.1 Survival of Representations and Warranties
     Company’s and Sole Shareholder’s representations and warranties (each as modified by the Company Disclosure Schedule) set forth in Sections 2.1, 2.2, 2.4, and 3.8 and the corresponding obligations under Section 6.2(a) shall survive the Merger and any applicable statute of limitations; (ii) Company’s and Sole Shareholder’s representations and warranties (each as modified by the Company Disclosure Schedule) set forth in Sections 2.9, and 2.23 and the corresponding obligations under Section 6.2(a) shall survive the Merger and continue until 11:59 p.m. Delaware time thirty (30) days after the last day of the relevant time period set forth in the appropriate statute of limitations, at which point such representations and warranties and obligations shall terminate; (iii) all other representations and warranties of Company and Sole Shareholder in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Disclosure Schedule) and the corresponding obligations in Section 6.2(a) shall survive the Merger and continue until the 11:59 p.m. Delaware time on the date which is eighteen (18) months following the Effective Time at which point such representations and warranties and obligations shall terminate; (iv) Parent’s and Merger Sub’s representations and warranties (each as modified by the Parent Disclosure Schedule) set forth in Sections 4.1, 4.2, and 4.3 and the corresponding obligations under Section 6.2(b) shall survive the Merger and any applicable statute of limitations; and, (v) all other representations and warranties of Parent and Merger Sub in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Parent Disclosure Schedule) and the corresponding obligations under Section 6.2(b) shall survive the Merger and continue until the 11:59 p.m. Delaware time on the date which is eighteen (18) months following the Effective Time at which point such representations and warranties and obligations shall terminate. The obligations of the parties hereunder with respect to their respective covenants and agreements contained herein shall continue until such covenants and agreements have been performed.
6.2 Indemnification
     (a) The Sole Shareholder hereby agrees to indemnify and hold Parent and its officers, directors, agents, representatives and affiliates harmless for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred by Parent, Merger Sub, their respective officers, directors, agents, representatives or affiliates (including the Surviving Entity) (collectively, the (“Parent Group Members”) as a result of:
     (i) any inaccuracy or breach of any representation or warranty of the Company or Sole Shareholder contained in this Agreement; or
     (ii) any failure by the Company or Sole Shareholder to perform or comply with any covenant or agreement contained herein.
     (b) Parent hereby agrees to indemnify and hold Company and Sole Shareholder and their respective officers, directors, agents, representatives and affiliates (the “Sole Shareholder Group Members”) harmless for any Loss incurred by a Sole Shareholder Group Member directly or indirectly as a result of
     (i) any inaccuracy or breach of a representation or warranty of Parent or Merger Sub contained in this Agreement; or

     (ii) any failure by Parent or Merger Sub to perform or comply with any covenant or agreement contained herein.
6.3 Notice and Determination of Claims
     (a) If a Parent Group Member or a Sole Shareholder Group Member believes that it has suffered or incurred any Loss for which indemnity may be sought under this Article VI, such Parent Group Member or Shareholder Group Member, as the case may be (the “Indemnified Person”), shall promptly so notify (the “Claim Notice”) the Sole Shareholder or Parent, as the case may be (the “Indemnifying Person”), in writing describing such Loss, the amount thereof, if known, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. The failure by the Indemnified Person to promptly give notice as provided herein shall not relieve any indemnification obligation under this Article VI except to the extent that the Indemnifying Person is materially and directly damaged as a result of such failure to give notice. If any action at Law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as a Loss under this Article VI, such Indemnified Person shall promptly notify the Indemnifying Person in writing of such action or suit as specified in this Section 6.3. The Indemnified Person shall use reasonable efforts to minimize any Loss for which indemnification is sought hereunder.
     (b) Within 15 calendar days after the Indemnified Person has delivered any Claim Notice pursuant hereto the Indemnifying Person shall notify the Indemnified Person in writing whether or not the claim, or the amount thereof, is disputed. If such notice states that the claim and the amount are not disputed, or the Indemnifying Person fails to deliver any such notice within such 15 calendar day period, the claim shall be deemed to be in compliance with this Article VI, and shall be immediately forwarded to the Indemnifying Party for payment as set forth in the Claim Notice. If a claim or the amount thereof is disputed, the amount of indemnification to which an Indemnified Person shall be entitled under this Article VI shall be determined: (i) by the written agreement between the. Indemnified Person and the Indemnifying Person; or (ii) by a proceeding pursuant to Section 7.10 provided, however that no party shall initiate such a proceeding until 30 days have passed from the time the Indemnifying Person delivered notice that it disputed the Claim Notice pursuant to this Section 6.3(b).
6.4 Handling of Third-Party Claims
     In the event of any claim for indemnification by a party hereto (an “Indemnified Person”) resulting from or in connection with any claim, action or legal proceeding by a third party (a “Third Party Claim”), the Indemnified Person shall give such prompt written notice of the Third Party Claim to Parent or the Sole Shareholder, as the case may be (the “Indemnifying Person”) as soon as reasonably practicable after such Indemnified Person has actual knowledge thereof; provided, however, that the failure by the Indemnified Person to give prompt notice as provided herein shall not relieve the Indemnifying Person of any indemnification obligation under this Article VI except to the extent that the Indemnifying Person is materially prejudiced as a result of such failure to give prompt notice. Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the Indemnifying Person shall have the right, upon written notice given to the Indemnified Person within 30 days after receipt of the notice from the Indemnified Person of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Indemnifying Person’s sole expense, in which case the provisions of Section 6.4(b) shall govern.
     (b) The Indemnifying Person shall defend or handle the same in consultation with the Indemnified Person and shall keep the Indemnified Person timely apprised of the status of such Third Party Claim. The Indemnifying Person shall not, without the prior written consent of the Indemnified Person, agree to a settlement of any Third Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Person shall cooperate with the Indemnifying Person and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.
     (c) If the Indemnifying Person does not give written notice to the Indemnified Person pursuant to Section 6.4(a) within 30 days after receipt of the notice from the Indemnified Person of any Third Party Claim of the Indemnifying Person’s election to assume the defense or handling of such Third Party Claim, the provisions of this Section 6.4(c) shall govern. In this case, the Indemnified Person may, at the Indemnifying Person’s expense (which shall be paid from time to time by the Indemnifying Person as such expenses are incurred by the Indemnified Person), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however that the Indemnified Person shall keep the Indemnifying Person timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Person defends or handles such Third Parry Claim, the Indemnifying Person shall cooperate with the Indemnified Person and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.
6.5 Set-Off
     Sole Shareholder, in his sole discretion, may elect to satisfy any indemnification obligation under this Article VI in cash (including cash that has been earned but not disbursed to Sole Shareholder by Parent) or Parent Common Stock (valued at $2.50 per share). In the event that Sole Shareholder elects to satisfy its obligation in cash, Parent shall have the right, but not the obligation, to collect indemnification from the Sole Shareholder by offsetting the Contingent Merger Consideration or any amounts pursuant to the Put Right (as defined in the Restricted Stock Agreement) to be paid to the Sole Shareholder, if any, upon the terms and subject to the conditions contained in this Agreement.

6.6 Threshold and Limitations
     (a) The Indemnified Persons shall not be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article VI until the aggregate Loss for which such Indemnified Persons would be otherwise entitled to receive indemnification exceeds $50,000 (the “Threshold”), in which case the Indemnified Persons shall be entitled to indemnification for the aggregate amount of all Losses, including those below the Threshold (subject to the terms and conditions of this Article VI). Notwithstanding the foregoing, the Threshold shall not apply to any liability(ies) arising from the Excluded Losses (defined in Section 6.6(b) below).
     (b) Notwithstanding any other provision of this Agreement, other than an obligation for Losses from a Third Party Claim (including obligations imposed by the Internal Revenue Service) arising under: (i) a breach of any representation or warranty herein with respect to the Q2 Retirement Savings Plan (Money Purchase Plan) or the Q2 Retirement Savings Plan (401(k) Profit Sharing Plan), provided that this clause (i) shall not apply to any Losses arising (or any increase in Losses occurring) after Closing as a direct or indirect result of (x) any action or inaction by any Parent Group Member that is not commercially reasonable, (y) the termination of the Q2 Retirement Savings Plan (Money Purchase Plan) or the Q2 Retirement Savings Plan (401(k) Profit Sharing Plan) other than Losses related thereto which would have arisen had such Plan been terminated prior to Closing, or (z) the merger of the Q2 Retirement Savings Plan (Money Purchase Plan) or the Q2 Retirement Savings Plan (401(k) Profit Sharing Plan) into (or the transfer or rollover of any accounts or assets from either such Plan to) any other plan; (ii) a claim by Lynn Reed or Brad Bortner under their respective employment agreements with the Company arising from a breach of any representation or warranty of Sole Shareholder hereunder; (iii) a breach of Company’s and Sole Shareholder’s representations and warranties contained in Section 2.26; (iv) a breach of Sole Shareholder’s covenants contained in Section 5.2(b); or (v) a breach of Company’s and Sole Shareholder’s representations and warranties contained in Section 2.2 (clauses (i) through (iv) collectively, the “Excluded Losses”), the aggregate liability of the Sole Shareholder pursuant to this Article VI shall be limited to twenty-five percent (25%) of Merger Consideration received by Sole Shareholder. Furthermore, the aggregate liability of Sole Shareholder pursuant to this Article VI (including, without limitation, under the Excluded Losses and this clause (b)(v)) shall be limited to the Merger Consideration. Notwithstanding any other provision of this Agreement, the aggregate liability of Parent pursuant to this Article VI shall be limited to the Merger Consideration. For purposes of this Section 6.6(b), liabilities or compliance issues in Sections 2.2(b), 2.2(c), 2.8, 2.9, 2.11(a), 2.13(a)(ii), 2.13(a)(y), 2.13(a)(xii), 2.23(d), 2.23(e), 2.23(h)(ii), of the Disclosure Schedules and relating to Excluded Losses shall not be deemed to be disclosed on the Company Disclosure Schedule.
     (c) Any Losses that are the subject of indemnification claims made under this Article VI will, in each case, be net of any insurance proceeds and near-term net tax savings actually received by an Indemnified Person (after taking into account the tax effect of the indemnity payment) as a result of the incident that is the subject of the indemnification claim; provided that the Indemnified Person shall be under no obligation to maximize tax benefits.
     (d) Notwithstanding any other Section of this Agreement (including any Exhibit or Schedule hereto) (collectively, the “Transaction Documents”) no party will be liable to any other party in connection with any of the Transaction Documents, or any of the transactions contemplated hereby or thereby, for any consequential, incidental or punitive damages. Each party hereby expressly releases the other party, its Affiliates, and their respective directors, officers, employees, agents and representatives from any such liability for consequential, incidental or punitive damages.
     (e) This Article VI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the transactions contemplated hereby. Any payments under this Article VI shall be treated as adjustments to the Merger Consideration.
ARTICLE VII
GENERAL PROVISIONS
7.1 Notices
     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), with notice to be deemed effective when personally delivered, three business days after mailing or one business day after transmittal by facsimile.
(a)	if to Parent or Merger Sub, to:

comScore Network, Inc. 11465 Sunset Hills Road, Suite 200 Reston, Virginia 20190 Attention: Chief Financial Officer Telephone No.: (703) 438-2000 Facsimile No.: (703) 438-2051

with a copy to:

comScore Network, Inc. 11465 Sunset Hills Road, Suite 200 Reston, Virginia 20190 Attention: Corporate Counsel Telephone No.: (703) 438-2000 FacsimileNo.: (650) 438-2350

(b)	if to the Company, to:

Denaro & Associates, Inc. 100 West Harrison South Tower, Suite 500 Seattle, Washington 98119 Attention: Chief Executive Officer Telephone No.: 206.691.5206 Facsimile No.: 206.284.5131

with a copy to:

Perkins Coie Attention: Benjamin Straughan 1201 Third Avenue, Suite 4800 Seattle, WA 98101-3099
7.2 Amendment and Waiver
     No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver that may be given by a party will be applicable except in the specific instance for which it is given.
7.3 Interpretation
     The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, any reference to “knowledge” of the Company means Larry Denaro or Lynn Reed had actual knowledge or reasonably should have known, the facts and circumstances with respect to the representation and warranty given by the Company.

7.4 Counterparts
     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
7.5 Entire Agreement; Assignment
     This Agreement, the schedules and Exhibits hereto, the Confidentiality Provision and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, including without limitation the Letter of Intent (other than Part II, Sections 4), both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person (including, without limitation, the Designated Employees) any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
7.6 Severability
     In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
7.7 Other Remedies
     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
7.8 Governing Law
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.9 Waiver of Trial By Jury
     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
7.10 Jurisdiction; Service of Process
     Sole Shareholder and Company consent to the jurisdiction of the federal and state courts located in the Commonwealth of Virginia (and the appropriate appellate courts therein) in an action or proceeding brought by Parent or Merger Sub seeking to enforce any provision of, or based on any right arising out, of this Agreement and each of the parties consent to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein. Parent and Merger Sub consent to the jurisdiction of the federal and state courts located in the State of Washington (and the appropriate appellate courts therein) in an action or proceeding brought by Company or Sole Shareholder seeking to enforce any provision of, or based on any right arising out, of this Agreement and each of the parties consent to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on a party anywhere in the world.
7.11 Rules of Construction
     The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
7.12 Specific Performance
     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Merger Sub, Company and Sole Shareholder have caused this Agreement to be executed and delivered as of the date first above written.

COMSCORE NETWORKS, INC.
By:	/s/ Magid Abraham
	Name:	Magid Abraham
	Title:	CEO

MERGER SUB LLC
By:	/s/ Sheri Huston
	Name:	Sheri Huston
	Title:	CFO

DENARO & ASSOCIATES, INC.
By:	/s/ Lawrence Denaro
	Name:	Lawrence Denaro
	Title:	CEO

SOLE SHAREHOLDER
/s/ Lawrence Denaro
Lawrence Denaro
Taxpayer ID Number

SPOUSAL CONSENT
     I, Anne Denaro, spouse of Lawrence Denaro, have read and approve the foregoing Agreement and Plan of Merger and Reorganization (the “Agreement”) and agree to be bound by the provisions of the Agreement insofar as I may have any rights in the Agreement or any shares transferred or issued pursuant thereto under the community property laws of the State of Washington or similar laws relating to marital property in effect in the state of our residence.

/s/ Anne Denaro
Anne Denaro
Date: 7-27-2004

[Signature page to Q2/comScore Merger Agreement]